EXHIBIT A
SCHEDULE 13D JOINT FILING AGREEMENT
The undersigned and each other person executing this joint filing agreement (this “Agreement”) agree as follows:
(i) The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13D to which this Exhibit is attached and such Schedule 13D is filed on behalf of the undersigned and each other person executing this Agreement; and
(ii) The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.
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In Witness Whereof, the undersigned have caused this Agreement to be signed as of December 6, 2010.

PDL PARTNERSHIP, A New York General Partnership
By:	/s/ Jeffrey F. Joseph
Jeffrey F. Joseph, Partner

By:	/s/ Thomas Viertel
Thomas Viertel, Partner

By:	/s/ Steven Baruch
Steven Baruch, Partner